UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2010

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32497	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 7, 2010 Wells Fargo Capital Finance, Inc. (f/k/a Wells Fargo Foothill, Inc.) (“Wells”) assigned to Wayzata Opportunities Fund II, L.P. (“Wayzata”) its rights and obligations and commitment under its revolving credit facility with Dune Energy, Inc. (“we” or the “Company”), Dune Properties, Inc. as borrowers and Dune Operating Company as guarantor. In connection therewith, on December 7, 2010, the Company as a borrower entered into the Amended and Restated Credit Agreement (the “Credit Agreement”) with Dune Properties, Inc. as a borrower, Dune Operating Company as the guarantor, Wayzata as the sole lender and Wells as the administrative agent. The Credit Agreement is a $40 million term loan facility which will mature on March 15, 2012. Pursuant to the Credit Agreement, (i) interest is 15% per annum which is due and payable, in arrears, on the first day of each month at any time that Obligations are outstanding; and (ii) if any or all of the $40 million term loan is prepaid (whether mandatory or voluntary prepayment) on or prior to November 15, 2011, the Company shall owe a prepayment premium equal to 10% of the principal amount prepaid.

As security for our obligations under the Credit Agreement, we and certain of our operating subsidiaries continue to grant Agent a security interest in and a first priority lien on all our Oil and Gas Properties and certain deposit accounts. In addition, our subsidiary, Dune Operating Company has guaranteed our obligations.

The Credit Agreement also continues to contain various covenants that limit our ability to: incur indebtedness; dispose of our assets; grant certain liens; enter into certain swaps; make certain investments; prepay any subordinated debt; merge, consolidate, recapitalize, consolidate or allow any material change in the character of our business; enter into farm-out agreements; enter into forward sales; enter into agreements which (i) warrant production of Hydrocarbons (other than permitted hedges) and (ii) shall not allow gas imbalances, take-or-pay or other prepayment with respect to its Oil and Gas Properties; and; enter into certain marketing activities.

The Credit Agreement modifies the definition of Change in Control to mean (i) that any “person” or “group”, other than Permitted Holders or Wayzata and its Affiliates, becomes the beneficial owner, directly or indirectly, of 35%, or more, of the Stock of the Company having the right to vote for the election of members of the Board of Directors, (ii) that a majority of the members of the Board of Directors do not constitute Continuing Directors, (iii) that the Company ceases to own and control, directly or indirectly, 100% of the outstanding Stock of each other Loan Party, (iv) either James Watt or Frank Smith shall cease to be involved in the day to day operations and management of the business of the Company, and a successor reasonably acceptable to Agent and Lenders is not appointed on terms reasonably acceptable to Agent and Lenders within 60 days of such cessation of involvement, or (v) any “Change of Control” or similar term, as defined in the Second Secured Debt Documents.

The Credit Agreement no longer contains covenants relating to minimum EBITDA and net hydrocarbon production, as well as no requirement to hedge. Instead, the credit agreement has a new financial covenant that requires us to maintain the following ratio: the total present value of future net revenues discounted at 10%, or PV-10% of the proved developed reserves must be greater than two (2) times the value of the face amount of the term loan.

If an event of default exists under the Credit Agreement, the Lenders will be able to accelerate the maturity of the Credit Agreement and exercise other rights and remedies. Each of the following would continue to be an event of default: failure to pay any principal when due or any reimbursement amount, interest, fees or other amount within certain grace periods; a representation or warranty is proven to be incorrect when made; failure to perform or otherwise comply with the covenants, including, but not limited to maintenance of (i) required cash management activities and (ii) the Interest Reserve account, or conditions contained in the Credit Agreement or other loan documents, subject, in certain instances, to certain grace periods; default by us on the payment of any other indebtedness to a third party in an aggregate amount in excess of $5.0 million or more and such default occurs at final maturity of such indebtedness or results in the third party’s right to accelerate the maturity of such indebtedness; bankruptcy or insolvency events involving us or any of our subsidiaries; the loan documents cease to be in full force and effect; our failing to create a valid lien, except in limited circumstances; the occurrence of a Change in Control; the entry of, and failure to pay or have stayed pending appeal, one or more adverse judgments in excess of an aggregate amount of $5.0 million or more.

The foregoing disclosure is intended merely as a summary of the material provisions of the Credit Agreement and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated by reference. For the complete terms of the Credit Agreement, reference should be made to the copy of the Credit Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. Capitalized terms used in this Item 1.01 and not defined shall have the meanings ascribed them in the Credit Agreement.

Wayzata or one or more of its affiliates holds approximately $90 million in principal amount of our 10 1/2% Senior Secured Notes due 2012.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Agreement set forth above under Item 1.01 above is incorporated by reference into this Item 2.03. We used the borrowing under the Credit Agreement to (i) pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (ii) fund $15,750,000 into the Interest Reserve account for the bond interest payment due in June 2011, (iii) cash collateralize the P&A surety bonds, and (iv) fund working capital, Capital Expenditures and general corporate needs of the Company and its subsidiaries.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Name of Document

Exhibit 10.1	Amended and Restated Credit Agreement, dated of December 7, 2010, by and among Dune Energy, Inc. as borrower, Dune Properties, Inc. as borrower, Dune Operating Company as guarantor, Wayzata Opportunities Fund II, L.P. as lender, and Wells Fargo Capital Finance, Inc. as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: December 10, 2010	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer

Exhibit Index

Exhibit	Name of Document

Exhibit 10.1	Amended and Restated Credit Agreement, dated of December 7, 2010, by and among Dune Energy, Inc. as borrower, Dune Properties, Inc. as borrower, Dune Operating Company as guarantor, Wayzata Opportunities Fund II, L.P. as lender, and Wells Fargo Capital Finance, Inc. as administrative agent.